Exhibit 21.1

LIST OF SUBSIDIARIES OF BRITANNIA BULK PLC

Name	Jurisdiction
Britannia Bulkers Plc	England and Wales
BBL Denmark Holding A/S	Denmark
Britannia Bulkers A/S	Denmark
Britannia Bulk DK A/S	Denmark
Svendborg Ship Management A/S	Denmark
Svendborg Marine Surveyors A/S	Denmark
Britannia Bulk S.A.	Panama
Danmar Shipping S.A.	Panama
Flagship Maritime S.A.	Panama
Northern Star Navigation S.A.	Panama
Baltic Navigation Company S.A.	Panama
Great Belt Shipping Company S.A.	Panama
International Bulk Services S.A.	Panama
Unity Bulk Services S.A.	Panama
Channel Bulk Services S.A.	Panama
Western Bulk Services S.A.	Panama
Atlantic Bulk Services S.A.	Panama
Navigator Bulk Services S.A.	Panama
Inspecciones Maritimas S.A.	Costa Rica